Exhibit 99.1

CONTACT:

VIVUS, Inc.	Trout Group
Timothy E. Morris	Ian Clements(SF)/Brian Korb(NYC)
Chief Financial Officer	415-392-3385 (SF)
650-934-5200	646-378-2923 (NYC)

FOR IMMEDIATE RELEASE

VIVUS to Present at the CIBC Annual Biotechnology & Specialty Pharmaceuticals Conference

MOUNTAIN VIEW, Calif., April 3, 2007 - VIVUS, Inc. (NASDAQ: VVUS), a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products addressing obesity and sexual health, today announced that the company is scheduled to present at the CIBC World Markets Annual Biotechnology & Specialty Pharmaceuticals Conference on Wednesday, April 11, 2007 at 3:40p.m. (ET) at the Millennium Broadway Hotel in New York City.  Timothy E. Morris, VIVUS’ vice president finance and chief financial officer, is scheduled to provide a corporate overview of the company and its clinical development programs.  Mr. Morris will also discuss the company’s latest agreement for the rights to EvaMist.

A live audio webcast will be available at the VIVUS website at http://www.vivus.com.  A replay of the presentation will be available for 30 days following the event.

About VIVUS

VIVUS, Inc. is a pharmaceutical company dedicated to the development and commercialization of next-generation therapeutic products addressing obesity and sexual health. VIVUS has three products that are positioned to enter Phase 3 clinical trials, and one product currently under NDA review by the FDA. The investigational pipeline includes: Qnexa(TM), for which a Phase 2 study has been completed for the treatment of obesity; Testosterone MDTS(R), for which a Phase 2 study has been completed for the treatment of Hypoactive Sexual Desire Disorder (HSDD); EvaMist(TM), for which a Phase 3 study has been completed and an NDA submitted for the treatment of menopausal symptoms; and avanafil, for which a Phase 2 study has been completed for the treatment of erectile dysfunction (ED). MUSE(R) is approved and currently on the market for the treatment of ED. For more information on clinical trials and products, please visit the company’s web site at www.vivus.com.

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